EXHIBIT 2

May 17, 2018

Contact:
Icahn Capital LP
Susan Gordon
(212) 702-4309
CARL C. ICAHN RELEASES OPEN LETTER TO
AMTRUST FINANCIAL SERVICES, INC.
BOARD OF DIRECTORS

New York, New York, May 17, 2018 – Today Carl C. Icahn released the following open letter to the Board of Directors of AmTrust Financial Services, Inc. (NASDAQ:  AFSI):

Carl C. Icahn
767 Fifth Avenue, 47th Floor
 New York, New York 10153

Ladies and Gentlemen:

I am one of your largest shareholders and own almost 9.4% of AmTrust Financial Services, Inc. ("AmTrust").  I am strongly AGAINST the proposed going-private transaction and intend to solicit proxies AGAINST the deal.
Recently, a number of AmTrust shareholders contacted us to request our help in interceding in opposition to your opportunistic going-private transaction.  We decided to look into the situation and found that what we had been told was correct:  The Zyskind/Karfunkel families, with the help of the "independent" Special Committee of the Board, are blatantly taking advantage of AmTrust's minority shareholders. Going-private transactions are rarely without controversy, but the law is clear: Non-controlling shareholders must be treated fairly, both in terms of process and price.  The Zyskind/Karfunkel squeeze-out transaction completely fails to satisfy these criteria. You have structured your take-over to ensure that the transaction is reviewed under the lower, more deferential "business judgment" standard, as opposed to the enhanced, more stringent "entire fairness" standard.  However, to achieve this important goal, the Company needs to obtain the affirmative vote of a majority of the minority of the outstanding shares (meaning, those shares not owned by the Zyskind/Karfunkel families and other insiders). (This means that the Company needs to obtain the affirmative vote of approximately 43.9 million shares, or 22.4% of the total outstanding shares of AmTrust.)  The law requires the vote to be fair and informed, but the Board has created a voting process that makes a sham of Delaware's requirements. Back in March, the Board stealthily set a record date of April 5, 2018, but did not bother telling shareholders or the market.  As a result, purchasers of the stock throughout the month of April, who rightly assumed they would be able to vote their shares, have been disenfranchised by this Board.  The vote scheduled for June 4, 2018 makes a travesty of the entire shareholder electoral process, and "shareholders" who no longer own the shares will be voting on, and potentially deciding, our Company's future!  Such a vote is absurd and devoid of fairness.  Therefore, we believe that the Delaware courts will not grant the Zyskind/Karfunkel transaction business judgment treatment and will instead require this transaction be judged by entire fairness.
The Board should immediately change the record date and special meeting date to ensure a fair vote.  Failing to make that change will unfairly and irreparably disadvantage tens of millions of shares that were acquired throughout the month of April when purchasers had no idea they were acquiring their shares after the record date.  We are currently engaged in discussions with our Delaware litigators and are assessing our options to correct the manifest injustice that will occur if the Board fails to change the record and special meeting dates.

Since the special meeting is just over two weeks away, time is of the essence.

Sincerely,
Carl C. Icahn

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF AMTRUST FINANCIAL SERVICES, INC. FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS OF AMTRUST FINANCIAL SERVICES, INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF AMTRUST FINANCIAL SERVICES, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR UPON REQUEST OF OUR PROXY SOLICITOR, HARKINS KOVLER, LLC, BY TELEPHONE AT +1 (212) 468-5380 OR BY EMAIL AT AFSI@HARKINSKOVLER.COM. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED ON SCHEDULE 14A BY CARL ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2018 (THE "SCHEDULE 14A"). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN AMTRUST FINANCIAL SERVICES, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF AMTRUST FINANCIAL SERVICES, INC.